Exhibit 6

CONSENT TO ACT AS DIRECTOR

Date: February 10, 2021

The Board of Directors

TIANZHEN INVESTMENTS LIMITED

天圳投資有限公司

Portcullis Chambers,

P.O. Box 1225,

Apia,

Samoa

Dear Sirs,

RE:	TIANZHEN INVESTMENTS LIMITED 天圳投資有限公司 (“the Company”)

I, LIU Jun with China Passport Number ED0285047 of 5025 Lipizzan PL Rancho Cucamonga California CA 91737-6750, USA hereby give my consent to act as Director of the Company with immediate effect.

Yours faithfully,

/s/ LIU Jun
LIU Jun